UNITED STATES
SECURITIES AND EXCHANGE COMMISION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

GOLDFIELDS INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-49996	71-0867612
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3077 E Warm Springs Road, Suite 300
Las Vegas, NV 89120
(Address of principal executive offices)

1-800-315-6551
(Registrant’s telephone number, including area code)

__________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management
Item 5.02 Election of Directors

On February 19, 2013, the Goldfields International Inc. Board of Directors appointed Dr. Thomas Robyn as a member of the Board of Directors.  Dr. Robyn has been appointed to serve as a Director until our next annual meeting of stockholders or until his earlier resignation or removal. There was no arrangement or understanding between Dr. Robyn and any other person pursuant to which Dr. Robyn was selected as a Director. There is no disclosure required by Item 404(a) of Regulation S-K

Set forth below is a brief description of the background and business experience of Dr. Robyn over the past ten years.

Thomas L. Robyn has held top-level positions with several junior companies.  He has planned and supervised exploration projects in such countries as Australia, Ecuador, Greenland, Norway, Liberia, Equatorial Guinea, Guyana and Suriname, as well as several U.S. States.

Since January, 1998, Dr. Robyn has been the President of St. Group, Inc. where he has designed and implemented an exploration program that resulted in discovery of two Late Archean gold deposits along the Cadillac-Larder Lake Break in the Abitibi region of Quebec.

Dr. Robyn is currently Senior Vice President, Exploration, Sierra Metals (Toronto) and a Director of Yorbeau Resources (Montreal).  In his capacity with Sierra Metals (formerly Dia Bras Exploration), Dr. Robyn has conceived and supervised pilot mining programs for a Cu-Zn skarn deposit (Bolivar) and a low-sulfidation epithermal silver deposit (Cusi) in Chihuahua State, Mexico.  The Bolivar mine is now in commercial production at 1,100 tpd and the Cusi mine is in advanced development.

Dr. Robyn earned his BA in Geology from Western Michigan University (1972) and his Ph.D., Geology (1977) from the University of Oregon with a major in Igneous Petrology/Volcanology.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Goldfields International Inc.
(Registrant)

By: /s/ Richard Kehmeier
Richard Kehmeier, President and Director

Date: February 22, 2013